                                                                    EXHIBIT 12.1

                         UNITED ARTISTS THEATRE COMPANY

                       RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

                                                                         THREE MONTHS ENDED
                                  YEARS ENDED DECEMBER 31,                    MARCH 31,
                          --------------------------------------------- -----------------------
                                                              PRO FORMA               PRO FORMA
                           1993   1994   1995   1996   1997    1997(1)  1997   1998    1998(1)
                          ------  -----  -----  -----  -----  --------- -----  -----  ---------
Earnings:
Pretax income (loss)
from continuing
operations..............  $(30.7) (28.5) (63.0) (44.7) (25.5)   (36.3)   (1.8)   0.3     (3.7)
Minority interest in
earnings of subsidiaries
that have fixed
charges.................     1.4    1.2    1.3    0.8    1.3      1.3     0.4    0.4      0.4
Share of losses of
affiliates..............     --     --     --     0.5    1.6      1.6     0.5    --       --
Fixed charges (from
below)..................    60.6   62.6   72.6   69.7   71.6     82.4    17.6   17.0     21.1
                          ------  -----  -----  -----  -----    -----   -----  -----    -----
  Total Earnings........  $ 31.3  $35.3  $10.9  $26.3  $49.0    $49.0   $16.7  $17.7    $17.7
                          ======  =====  =====  =====  =====    =====   =====  =====    =====
Fixed Charges:
Interest expense and
amortization of debt
expense.................  $ 43.7   45.4   53.8   45.7   46.1     56.9    11.5   10.5     14.5
Rent expense
representing interest...    16.9   17.2   18.8   24.0   25.5     25.5     6.1    6.5      6.5
                          ------  -----  -----  -----  -----    -----   -----  -----    -----
Total Fixed Charges.....  $ 60.6   62.6   72.6   69.7   71.6     82.4    17.6   17.0     21.1
                          ======  =====  =====  =====  =====    =====   =====  =====    =====
Ratio of Earnings to
Fixed Charges...........     --     --     --     --     --       --      --     1.0x     --
                          ======  =====  =====  =====  =====    =====   =====  =====    =====
Deficiency..............    29.3   27.3   61.7   43.4   22.6     33.4     0.9   (0.7)     3.3
                          ======  =====  =====  =====  =====    =====   =====  =====    =====
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(1) Assumes that the Transactions occurred on January 1, 1997.